Paulson Capital Corp. Reports Third Quarter 2005 Earnings

PORTLAND, OR -- 11/14/2005 -- Paulson Capital Corp. (NASDAQ: PLCC) today reported net earnings for the three months ended September 30, 2005 of $737,745 (or $0.24 per share) versus a net earnings for the same period in 2004 of $2,004,166 (or $0.62 per share). Revenues for the three months totaled $8,105,249 versus revenues of $9,563,571 for the like period in 2004. For the nine months ended September 30, 2005, earnings totaled $9,378,498 (or $2.97 per share) versus $2,109,421 (or $0.66 per share) for the first nine months in 2004. Revenues for that same period totaled $36,235,764 versus revenues of $22,007,209 for the first nine months in 2004.

Chester L.F. Paulson, Chairman, stated:

"The overall market was sluggish for the third quarter but the appreciation in price on two of our larger positions -- DayStar and Charles & Colvard -- helped overall profitability. We are optimistic for the future."

Paulson Capital Corp. is the parent company of Paulson Investment Company, Inc., a full service brokerage firm engaged in the purchase and sale of securities from and to the public and for its own account and in investment banking activities.

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expressed or implied.

The Company's plans and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control.

In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities trading operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

Contact:
Chester L.F. Paulson
Chairman
503-243-6000